EXHIBIT 10.8

EMPLOYMENT AGREEMENT

WHEREAS, Equitable Federal Savings Bank Of Grand Island (hereinafter called Equitable), has hired Terry M. Pfeifer (hereinafter called Pfeifer) of Grand Island, Nebraska, as a person to solicit and facilitate the purchase of securities and investments by the public and by its depositors and customers; and

WHEREAS, the parties hereto desire to set out their agreement and understanding for such employment in writing; and

WHEREAS, this agreement sets forth the entire understanding of the parties with regard to the employment relationship of Equitable and Pfeifer.

NOW THEREFORE, the parties hereto agree for the considerations set forth herein, as follows:

1.	Pfeifer became an employee of Equitable on March 19, 2001, and his duties include the solicitation and facilitation of purchasing securities and investments by the general public through Linsco/Private Ledger Corp. (hereinafter called LPL) and other organizations.

2.	Pfeifer shall be compensated by Equitable for his efforts by his receipt of 50% of all commissions from LPL by Equitable and 50% of any other commissions received from any other source by Equitable from the sale of securities and all insurance products by him.

3.	As a signing bonus and inducement for Pfeifer to become employed of Equitable, Equitable has given him a $50,000 signing bonus. However, that bonus is in the form of a 0% Interest rate loan repayable $10,000 per year commencing December 31, 2001. Equitable agrees to forgive $10,000 of that loan each year over a five-year period, if Pfeifer’s job performance is satisfactory to Equitable. Each year Equitable will give to Pfeifer an IRS 1099 form evidencing such $10,000 payment by forgiveness.

4.	Pfeifer agrees to comply with all applicable state and federal laws and regulations relating to the sale of securities and investments and comply with all rules of LPL associated with dealing with Equitable customers and the general public.

5.	Effective July 1, 2002, Pfeifer’s compensation by Equitable shall be 40% of all commissions received by Equitable from LPL and others associated with the sale of investments, annuities, securities and other insurance products by him until there are gross commissions of $200,000 in any one of Equitable’s fiscal years. Equitable’s fiscal year runs from July 1st through the following June 30th. If in any one fiscal year, as defined herein, gross commissions reach $200,000 then Pfeifer’s compensation shall become 50% of all commissions received by Equitable as of the first of such fiscal year,

6.	Equitable agrees to provide Pfeifer with a deferred compensation plan. That plan shall be that Pfeifer receive 5% of Equitable’s commissions referred to herein, in addition to the other commissions and income paid to Pfeifer as set forth above. However, that 5% is contingent on Pfeifer continuing to be employed by Equitable. Further, such 5% shall be paid in three increments. The first 1/3 of such 5% shall be paid at the end of the fiscal year when commissions are earned. The second 1/3 of such 5% shall be paid on June 30th of the year following the year such commissions are earned. The third 1/3 of such 5% shall be paid on June 30th two years after the end of the fiscal year when the commission is earned.

Provided, if Pfeifer ceases employment by Equitable he shall be entitled to no deferred compensation payments other than the payment or payments that he has already received from Equitable. The parties agree that such deferred compensation earnings are not a vested right in Pfeifer and only become vested on the appropriate June 30th date, which is the last day of Equitable’s fiscal year. Then only such payments that are immediately due on that date are vested and no other such payments that will become due at a later date are vested. Upon the sale of Equitable or termination without cause, all deferred compensation shall be immediately payable to Pfeifer.

7.	Pfeifer agrees to faithfully perform the duties assigned to him to the best of his ability, to devote the necessary time to his assignments, and not to engage or be engaged in any other business that is in conflict with his duties he owes to LPL and to Equitable.

8.	This agreement shall be governed by the laws of the State of Nebraska.

9.	This agreement may not be assigned.

10.	The employment relationship referred to herein is an at will relationship and may be terminated by either party.

11.	The parties agree that this agreement shall be binding upon them, their successors, heirs and assigns.

12.	This agreement is made and entered into on this 10th day of June, 2002.

EQUITABLE FEDERAL SAVINGS BANK
OF GRAND ISLAND

By	/s/ Rick Harbaugh
Rick Harbaugh, President/CEO

/s/ Terry M. Pfeifer
Terry M. Pfeifer

Addendum

Effective July 1, 2004 the attached employment contract is amended to change article number 5 as follows:

1.	Effective July 1, 2004, Pfeifer’s compensation by Equitable shall be 40% of all commissions received by Equitable from LPL and others associated with the sale of investments, annuities, securities and other insurance products by him until there are gross commissions of $300,000.00 in any one of Equitable’s fiscal years. Equitable’s fiscal year runs from July lst through the following June 30th. If in any one fiscal year, as defined herein, gross commissions reach $300,000.00 then Pfeifer’s compensation shall become 50% of all commissions received by Equitable over and above $300,000 for the remainder of that fiscal year. In addition, Pfeifer’s compensation for supervision of registered representative under his OSJ shall be 10% of all commissions received by Equitable from LPL and others associated with the sale of investments, annuities, securities and other insurance products by such registered representative.

2.	This agreement is made and entered into on this 10th day of March, 2002.

EQUITABLE FEDERAL SAVINGS BANK
OF GRAND ISLAND

By	/s/ Rick Harbaugh
Rick Harbaugh, President/CEO

/s/ Terry M. Pfeifer
Terry M. Pfeifer